EXHIBIT 99.1
News Release

Contacts:
Media - Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors - Roger K. Newport, Sr. Vice President, Finance and Chief Financial Officer (513) 425-5270

AK Steel Receives Regulatory Clearance for the Severstal Dearborn Acquisition and Provides Third Quarter 2014 Guidance

West Chester, OH, September 3, 2014-AK Steel (NYSE: AKS) today provided guidance for its third quarter 2014 financial results. AK Steel said it expects to report net income of $0.05 to $0.10 per diluted share of common stock, representing a substantial improvement over its second quarter results.

Severstal Dearborn Acquisition Update
On September 2, 2014, AK Steel was notified by the Department of Justice that the company has received early termination of the Hart-Scott-Rodino review for the proposed acquisition of Severstal Dearborn, LLC. As a result of receiving this clearance, subject to customary closing conditions, the company expects to complete the acquisition in the third quarter of 2014. The company expects the acquisition of Dearborn to enhance its future earnings and improve its credit profile and liquidity, as well as position the company to better serve the needs of its customers in the future.
The guidance contained in this release does not include the effects on the company’s earnings related to the acquisition of Severstal Dearborn.

Shipments
For the third quarter of 2014, the company expects shipments of approximately 1,350,000 tons, a decrease of approximately 3% from the 1,398,000 tons shipped in the second quarter of 2014. Shipments for the third quarter reflect the effects of reduced production at the company’s Ashland Works blast furnace due to a recent unplanned maintenance outage and subsequent production shortfall, partly offset by continued strong demand from the automotive market.

Pricing
The company expects its average selling price for the third quarter of 2014 will be approximately $1,100 per ton, similar to the second quarter average selling price of $1,095 per ton. The small anticipated increase in the company’s overall average selling price is primarily due to a lower percentage of product shipments to the carbon spot market in the third quarter compared to the second quarter.

Ashland (KY) Works Blast Furnace Outage
As previously disclosed, the company experienced an unplanned outage at its Ashland Works blast furnace during the third quarter of 2014. The Ashland Works blast furnace has returned to operation, but it continues to operate at rates of production below its normal levels. To return the blast furnace to normal production levels and to provide more reliable operations in the future, the company believes it is prudent to accelerate a planned outage from the first half of 2015 to the fourth quarter of 2014. Among other things, the planned outage will include a reline of the blast furnace hearth. This planned outage is now expected to begin in late October and last approximately 28 days. The capital investment associated with the hearth reline is expected to be approximately $17 million.
The reduced operations at the Ashland Works blast furnace will impact both the third and fourth quarters of 2014 in terms of production, shipments, operating costs and margins.

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For the third quarter, the company estimates that the unplanned outage and the subsequent lower than normal production levels will negatively affect its financial results by approximately $25 million. This impact is reflected in the company’s third quarter guidance. For the fourth quarter, the company estimates that its financial results will be negatively impacted by approximately $13 million for reduced production from the blast furnace prior to the planned outage in October and by $29 million related to repair costs and the loss of production during the planned outage. The company will purchase merchant carbon slabs and increase production of carbon slabs at its Butler Works electric arc furnace to offset a portion of the reduced production at Ashland Works. In addition, to the extent the company’s acquisition of Severstal Dearborn is completed in advance of this planned outage, the company will utilize the operational flexibility afforded by the addition of the Dearborn blast furnace to help meet the needs of its customers. Notwithstanding the negative impact from the Ashland Works blast furnace issues, the company currently anticipates an improvement in its financial performance in the fourth quarter compared to the third quarter.
The company believes that the reline of the blast furnace hearth will position it well to provide stable blast furnace operations in the future by allowing the company to avoid the unplanned disruptions that have occurred in 2014. In addition, the company expects this investment to reduce the company’s future production costs by returning the Ashland Works blast furnace to normal operating levels and allow the company to better serve its customers in the future.

Lower Raw Material and Energy Costs
The company will benefit from substantially lower iron ore and energy costs in the third quarter compared to the prior quarter.

Income Taxes
The company said that it expects to record income tax expense of approximately $3 million for the third quarter of 2014 using the discrete method of accounting for income taxes.

Magnetation Joint Venture Update
The company anticipates the start-up of Magnetation’s pellet plant will occur in September 2014. The pricing for the Magnetation pellets provided to the company will be at a discount to the then current market price. In addition, AK Steel also will benefit from logistics and working capital advantages associated with purchasing Magnetation pellets. AK Steel expects to consume the Magnetation pellet plant’s production at its Ashland Works and/or Middletown Works blast furnaces. When fully ramped up, Magnetation’s pellet plant is expected to produce approximately 50% of the annual pellets consumed at the company’s Ashland Works and Middletown Works blast furnaces and continues to represent an important long-term strategic hedge against volatile iron ore prices.

Forward-Looking Statements
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements.
The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including that the acquisition of Severstal Dearborn may not be consummated, or may not be consummated in a timely manner; that Severstal Dearborn will not be integrated successfully into AK Steel following the consummation of the acquisition; and that cost savings, synergies, accretion to earnings, increased shipments and other anticipated benefits and opportunities from the acquisition may not be fully realized or may take longer to realize than expected.

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In addition, our results and financial condition and any benefits from the acquisition, if consummated, could be adversely affected by reduced selling prices, shipments and profits associated with a highly competitive industry with excess capacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers; reduced demand in key product markets due to competition from alternatives to steel or other factors; increased global steel production and imports; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels, including the anticipated effects of the planned outage at the Ashland Works blast furnace; the company’s healthcare and pension obligations; not timely reaching new labor agreements; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; financial, credit, capital and banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; the value of the company’s net deferred tax assets; inability to fully realize benefits of long-term cost savings and margin enhancement initiatives; lower quantities, quality or yield of estimated coal reserves of AK Coal; increased governmental regulation of mining activities; inability to hire or retain skilled labor and experienced manufacturing and mining managers; and IT security threats and sophisticated cybercrime; as well as those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company’s AK Tube subsidiary produces carbon and stainless electric resistance welded tubular steel products for truck, automotive and other markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 6,500 men and women at seven steel plants and two tube manufacturing plants across four states: Indiana, Kentucky, Ohio and Pennsylvania. The company also has interests in iron ore through its Magnetation LLC joint venture and in metallurgical coal through its AK Coal subsidiary. Additional information about AK Steel is available at www.aksteel.com.

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